EXHIBIT 21

LIST OF SUBSIDIARIES

Symyx Discovery Tools, Inc., incorporated in California and doing business under such name.

Symyx Renaissance Software, Inc., incorporated in Oregon and doing business under such name.

Symyx Technologies, AG, incorporated in Switzerland and doing business under such name.

Symyx Technologies International, Inc., incorporated in Delaware and doing business under such name.

Symyx Technologies (France) SARL, incorporated in France and doing business under such name.

Symyx Technologies (Germany) GmbH, incorporated in Germany and doing business under such name.

Symyx Technologies (UK) Ltd, incorporated in United Kingdom and doing business under such name.